Execution Copy

CONTAINER APPLICATIONS INTERNATIONAL, INC.

SHAREHOLDERS AGREEMENT

                      SHAREHOLDERS AGREEMENT dated as of April 29, 1998 among CONTAINER APPLICATIONS INTERNATIONAL, INC., a Nevada corporation (the “Company”), INTERPOOL, INC., a Delaware corporation (“IP”), and MR. HIROMITSU OGAWA (“Ogawa”).

RECITALS

                      WHEREAS, IP and Ogawa have entered into a stock purchase agreement dated as of January 31, 1998 (the “Stock Purchase Agreement”) with Mitsui & Co., Ltd. and Mitsui & Co. (USA) Inc. (collectively, “Mitsui”) providing for the purchase by IP and Ogawa from Mitsui of certain shares of common stock of the Company for an aggregate consideration of $12,501,945.53 (in the case of IP) and $248,054.47 (in the case of Ogawa);

                      WHEREAS, the transactions contemplated by the Stock Purchase Agreement are being consummated simultaneously with entering into this Agreement;

                      WHEREAS, simultaneously with entering into this Agreement, the parties are entering into the following other agreements and transactions:

A. A subordinated note purchase agreement of even date herewith (the “Note Purchase Agreement”) providing for IP’s purchase from the Company of its Subordinated Secured Notes for an aggregate purchase price of $33,650,000; and

B. An intercreditor and subordination agreement of even date herewith (the “Intercreditor Agreement”) between IP and The First National Bank of Boston, as agent under the Revolving Credit and Term Loan Agreement dated as of [July 30, 1992] (as amended to the date hereof) (the “Bank Loan Agreement”) among the Company, The First National Bank of Boston, as Agent and the Banks identified therein.

                     The Stock Purchase Agreement, the Note Purchase Agreement, the Intercreditor Agreement, this Agreement and the other agreements between the Company and IP being entered into as of the date hereof are herein collectively referred to as the “Related Agreements,” and the transactions contemplated by the Related Agreements are herein collectively referred to as the “Related Transactions.”

                      WHEREAS, in connection with the entry into the other Related Agreements and the Related Transactions, the parties hereto wish to impose restrictions on the transfer of certain shares, and to grant IP certain option rights, and to state the parties’ agreement with respect to certain claims that might otherwise be asserted against IP; and

                      WHEREAS, the parties believe a Shareholders Agreement to be the means best suited to achieving these objectives;

                     NOW, THEREFORE, for good and valuable consideration the parties hereby agree as follows.

SECTION 1.	DEFINITIONS.

                      1.1  As used in this Agreement, the following terms have the following meanings. Additional capitalized terms are defined elsewhere in this Agreement.

                      Agreement: This Shareholders’ Agreement, as amended or supplemented from time to time in accordance with its terms.

                      Competitor: Any Person which engages, either directly or indirectly, in any business activity that competes with any significant aspect of the business of leasing transportation equipment in which IP is actively engaged at the time in question.

                      Covered Shares: All Shares beneficially owned by Mr. Ogawa or IP as of the date of this Agreement (whether such shares continue to be so owned or become owned by any direct or remote transferee of or successor to Mr. Ogawa or IP), or any Shares distributed with respect to or received in exchange for Covered Shares or into which Covered Shares have been or may be converted; provided, however, that any Covered Shares shall for all purposes cease to be Covered Shares (i) upon acquisition of such Covered Shares by the Company or (ii) upon transfer of such Covered Shares pursuant to a registration statement under the Securities Act or pursuant to Rule 144 (or any successor rule) under the Securities Act.

                      Involuntary Transfer: Any sale, assignment, transfer, exchange or other disposition arising by operation of law including, without limitation, involuntary dissolution of a non-individual shareholder and any sale to satisfy a judgment (except a judgment specifically enforcing an agreement of sale or other transfer entered into by the shareholder).

                      Optionee Shareholder: With respect to any Shares beneficially owned by Mr. Ogawa as of the date of this Agreement, IP, to the extent it holds Shares at the time in question, and any direct or remote transferee of Shares previously owned by IP (whenever and however IP acquired such Shares), or with respect to any Shares beneficially owned by IP as of the date of this Agreement, Mr. Ogawa, to the extent he holds Shares at the time in question, and any direct or remote transferee of Shares previously owned by Mr. Ogawa (whenever and however Mr. Ogawa acquired such Shares).

                      Purchasing Party: Any Person giving written notice under Section 3.4 hereof of intent to purchase Covered Shares under an option granted by Section 3 hereof.

                      Ready Fair Market Value: The value at which property is reasonably assured of being sold, under then-current market conditions, within 6 months after the search for the buyer commences, to a buyer fully informed as to the assets, liabilities, contingent liabilities, opportunities and risks associated with such property. In the case of stock, it shall be determined by allocating the Ready Fair Market Value of the corporation as a whole among its outstanding shares, on a fully diluted basis, according to their respective rights, without any minority interest or illiquidity discount. The Ready Fair Market Value of a corporation shall be based on an assumed sale of all its outstanding stock, on a fully diluted basis, coupled with the simultaneous refinancing of all its outstanding subordinated indebtedness.

                      Securities Act: The Securities Act of 1933, as amended.

                      Selling Shareholder: Any holder of Covered Shares who has given an Offer Notice pursuant to Section 3.2 or with respect to whom a Triggering Event has occurred, or the legal representative of such holder.

                      Shares: Shares of the Company’s common stock, no par value, as the same may be constituted from time to time.

                      Transfer: A Voluntary Transfer or Involuntary Transfer.

                      Triggering Event: As defined in Section 3.3 hereof.

                      Voluntary Transfer: Any sale, assignment, transfer, exchange or other disposition which did not arise by operation of law; and shall include, without limitation, a sale for cash, obligations or any other property or services, a hypothecation, the exercise of a right of foreclosure under a power of sale granted in connection with a hypothecation, a transfer or allocation in connection with a dissolution of marriage, a transfer pursuant to an order specifically enforcing an agreement of sale or other transfer entered into or any actual holder of the subject Shares and, in the case of a entity which is a holder of Shares, any distribution to shareholders, partners, beneficiaries or other holders of beneficial interests in such entity and any change in ownership resulting from a merger or other reorganization of such entity; provided, however, that a transfer of shares to an affiliate or family member of the transferor who agrees to comply with the provisions of this Agrement applicable to the transferor shall not be deemed a voluntary transfer.

SECTION 2.	CERTAIN RIGHTS OF MR. OGAWA

                      2.1  Right to Require Valuation. If the Company shall not have effected an initial public offering of its common stock prior to the fifth anniversary of the date of this Agreement, then at any time thereafter (until the Company effects an initial public offering), Mr. Ogawa shall have the right (exercisable not more than once in any 12-month period) to require that a determination be made of the Fair Market Value of the Company’s common equity in accordance with this Section 2.1. Such right shall be exercised by delivery of a written notice (a “Valuation Notice”) to IP and the Company. The Fair Market Value of the Company shall be such fair market value as is determined by mutual agreement of Mr. Ogawa and IP or, if Mr. Ogawa and IP do not so agree within 30 days following delivery of the Valuation Notice, such fair market value as is determined by a reputable investment banking or appraisal firm with valuation expertise in the Company’s industry selected by mutual agreement of IP and Mr. Ogawa (the “Appraiser”). The Company shall engage the Appraiser and shall request the Appraiser to deliver its written report as to the Fair Market Value of the Company’s common equity to the Company, Mr. Ogawa and IP within 60 calendar days from selection of the Appraiser. The fees and expenses of the Appraiser will be borne by the Company. The Appraiser’s determination of such fair market value shall be final.

                      2.2  Right to Require Initial Public Offering. Following a determination of Fair Market Value in accordance with Section 2.1, unless IP shall, within 30 days after determination of such Fair Market Value, make a written offer to Mr. Ogawa to purchase all (but not less than all) the Covered Shares owned by Mr. Ogawa at a cash purchase price equal to 50% of the Fair Market Value of the Company as so determined, Mr. Ogawa shall have the right, exercisable by written notice to the Company and IP at any time within 90 days following the end of such 30-day period, to require the Company to take the necessary steps to register the Covered Shares owned by Mr. Ogawa (or any portion of such Covered Shares specified by Mr. Ogawa) for sale in a public offering pursuant to the Securities Act. If Mr. Ogawa exercises such right, the Company shall (i) proceed, as expeditiously as practicable, to cause a registration statement for such Covered Shares to be prepared, filed with the Securities and Exchange Commission and to become effective, and (ii) to engage a reputable investment banking firm selected by Mr. Ogawa to effect a public offering of such shares through such distribution method as Mr. Ogawa may reasonably request, and (iii) take such other actions (including engaging counsel and accountants) as may be customary in connection with the exercise of registration rights by a principal shareholder. The Company shall bear all expenses of such registration of Mr. Ogawa’s covered shares (other than underwriting or brokerage commissions with respect to the shares actually sold).

                      2.3  Cooperation by IP. In the event that Mr. Ogawa at any time desires, following the fifth anniversary of the date of this Agreement, to sell the Covered Shares owned by him to a third party, IP shall, if requested by Mr. Ogawa, provide reasonable assistance to Mr. Ogawa in attempting to identify a third party which might be willing to purchase such shares in accordance with the provisions of Section 3 of this Agreement.

SECTION 3.	TRANSFER RESTRICTIONS; PURCHASE OPTIONS.

                      3.1  Consent Required for Voluntary Transfer; Transfer to Competitor Prohibited.

                      (a)   No Voluntary Transfer of any interest in any Covered Shares shall be made, or be valid for any purpose, for a period of five (5) years from the date of this Agreement, unless (i) in the case of a transfer of Covered Shares owned on the date hereof by IP, Mr. Ogawa (or any permitted transferee of Mr. Ogawa holding a majority of the shares owned by Mr. Ogawa as of the date hereof) gives his prior written consent thereto or (ii) in the case of a transfer of Covered Shares owned on the date hereof by Mr. Ogawa, IP (or any permitted transferee of IP holding a majority of the shares owned by IP as of the date hereof) gives its prior written consent thereto. In considering any request for such consent, the parties may give consideration to any business factors they judge to be relevant, including without limitation whether the proposed Voluntary Transfer will reduce the incentive of the transferor to use his or its maximum efforts for the success of the Company. Notwithstanding the foregoing, Covered Shares may be transferred to an affiliate or immediate family member of the transferor, provided that such affiliate or immediate family member agrees to be bound by this Agreement to the same extent as the transferor.

                      (b)   No Voluntary Transfer to a Competitor of any interest in any Covered Shares shall be made at any time, or be valid for any purpose.

                      3.2  Purchase Option Arising From Proposed Transfer. Any Person who desires to make a Voluntary Transfer of any Covered Shares (a “Transferor”) shall give prompt notice (an “Offer Notice”) to the Company and the Optionee Shareholder of the intent to make such Transfer, which Offer Notice shall include the number of Covered Shares which are the subject of the proposed Transfer and the terms of such proposed Transfer, including the amount and type of consideration to be paid for such Covered Shares. Such Offer Notice shall also identify the parties who may purchase the Covered Shares from the Transferor. Following the receipt of an Offer Notice, the Company, and then the Optionee Shareholder, shall have an option to purchase the Covered Shares identified in such Offer Notice upon the terms set forth in this Section 3. Nothing in this Section 3.2 shall affect the consent requirement stated in Section 3.1, and the granting of any consent under Section 3.1 shall not affect the rights arising under this Section 3.2.

                      3.3  Other Events Triggering Purchase Option. Upon the occurrence of any of the following events (each a “Triggering Event”) with respect to a holder of Covered Shares (the “Affected Party”), the Company, and then the Optionee Shareholder, shall have the option to purchase all the Covered Shares beneficially owned by the Affected Party (or, in the case of clause (a) below, the Covered Shares that were the subject of the Involuntary Transfer) upon the terms set forth in this Section 3:

(a) The Involuntary Transfer of Covered Shares by the Affected Party;

(b) The death or dissolution of the Affected Party;

(c) The appointment of a conservator for the Affected Party;

(d) The commencement of any case, proceeding or other action by or against the Affected Party seeking to have an order of relief entered to adjudicate the Affected Party a bankrupt or insolvent, seeking reorganization, adjustment or composition of the party’s debts, or seeking the appointment of a trustee, custodian or other similar official for the Affected Party or for all or any substantial part of the Affected Party’s property; provided, however, that any such case, proceeding or other action initiated by a third party against the Affected Party shall not become a Triggering Event unless such case, proceeding or other action remains undismissed for 120 days;

(e) The commission by the Affected Party of a felony or an act involving fraud or moral turpitude which relates to the Company, reflects in a materially adverse manner on the Company or otherwise materially and adversely affects the Company.

                     An Affected Party shall give prompt notice (a “Triggering Event Notice”) to the Company and the other parties to this Agreement of the occurrence of any Triggering Event, and if such Triggering Event Notice is not promptly given, any other party having knowledge of such Triggering Event may give a Triggering Event Notice. The Triggering Event Notice shall describe the Triggering Event, the Persons involved, and the nature and terms of any Transfer in connection with such event.

                      3.4  Manner of Exercise. Any option granted by this Section 3 shall be exercised in the following manner.

                      (a)   Time for Exercise and Tender of Purchase Price. If the Company wishes to purchase any Covered Shares pursuant to an option granted under this Section 3, the Company shall, within 30 days after the date the Offer Notice or the Triggering Event Notice is given to the Company (the “Company Option Period”), give written notice to the Selling Shareholder and the Optionee Shareholder specifying the number of Covered Shares the Company intends to purchase.

                     If the Company does not give written notice to the Selling Shareholder of the intent to purchase all Covered Shares made available under the option, the Company shall, within three days after the expiration of the Company Option Period, notify the Optionee Shareholder of the option to purchase the Covered Shares which are available under the option and are not proposed to be purchased by the Company. In the event the Optionee Shareholder wishes to exercise the option, the Optionee Shareholder shall, within 60 days after the expiration of the Company Option Period (the “Shareholder Option Period”), give written notice to the Selling Shareholder and the Company specifying the number of the Covered Shares available under the option the Optionee Shareholder intends to purchase. If the Optionee Shareholder gives notice pursuant to this Section 3.4(a), the Optionee Shareholder may not withdraw or amend such notice except as provided below.

                     If the total number of Covered Shares specified in all written notices under this Section 3.4(a) received by the Selling Shareholder before the expiration of the Shareholder Option Period does not equal or exceed the total number of Covered Shares available under the option, the Selling Shareholder shall within three days after the expiration of the Shareholder Option Period give written notice of this fact to all Purchasing Parties. In such case, any Purchasing Party may within six days after the expiration of the Shareholder Option Period increase the number of Covered Shares the party intends to purchase.

                      After the expiration of such additional six-day period for the submission of new notices, the Selling Shareholder shall give written notice to the Purchasing Parties of the total number of Covered Shares offered to be purchased in the notices received by the Selling Shareholder. If such number equals or exceeds the number of Covered Shares available under the option, such notice by the Selling Shareholder shall create a separate and enforceable contract between the Selling Shareholder and each Purchasing Party for the sale and purchase of the number of Covered Shares allocated to such Purchasing Party under Section 3.4(b) below on the terms specified in Section 3.7 below. No sale of shares shall be required hereunder unless the Purchasing Parties collectively elect to purchase all of the shares made available under the option.

                      (b)   Allocation of Covered Shares. If the number of Covered Shares offered to be purchased in all notices under Section 3.4(a) hereof equals the number of Covered Shares available under the option, each Purchasing Party shall be allocated a number of Covered Shares equal to the number of Covered Shares specified in such Purchasing Party’s latest notice to the Selling Shareholder.

                     If the number of Covered Shares offered to be purchased under the option exceeds the number of Covered Shares available under the option, Covered Shares shall be allocated to the Purchasing Parties as follows:

(i) The Company shall be allocated the number of Covered Shares specified in its notice; and

(ii) Any Covered Shares not purchased by the Company shall be allocated to the other Purchasing Party.

                      (c)   Effect of Failure to Exercise Option. In the case of a proposed Voluntary Transfer, if at the end of the sixth day after the expiration of the Shareholder Option Period, the total number of Covered Shares specified in all notices received by the Selling Shareholder is less than the total number of Covered Shares available under the option, the Selling Shareholder shall have the right to commence discussions regarding a purchase of the Covered Shares described in the Offer Notice with any potential purchaser identified in the Offer Notice or any other potential purchaser named in a subsequent written notice from the Selling Shareholder to the Company and the other parties to this Agreement (a “Purchaser Identification Notice”); provided, however, that the Selling Shareholder shall not enter into such discussions with any potential purchaser identified in the Offer Notice or a Purchaser Identification Notice if, within 14 days after receipt of the Offer Notice or the Purchaser Identification Notice, the Company or the Optionee Shareholder reasonably advises the Selling Shareholder in writing that such potential purchaser is not acceptable as a purchaser of Covered Shares and states the basis for such objection. Thereafter, the Selling Shareholder may make a Transfer of all (but not less than all, except to the extent tag-along rights are exercised pursuant to Section 3.7 of this Agreement) of such Covered Shares to any purchaser identified in the Offer Notice or in a Purchaser Identification Notice (excluding any such purchaser as to which objection is made as described in the proviso to the preceding sentence) upon the terms set forth in the Offer Notice (or other terms that are in no respect more favorable to such purchaser than the terms set forth in the Offer Notice), provided that (i) the Selling Shareholder and such purchaser fully comply with the tag-along provisions of Section 3.7 below, (ii) such Transfer is consummated within 90 days after the expiration of the Shareholder Option Period, and (iii) the transferee executes a counterpart of this Agreement. Any Shares thus transferred shall remain Covered Shares, as set forth in Section 7. If no such Transfer to that transferee is consummated within such 90 day period, such Covered Shares of the Selling Shareholder shall remain subject to all restrictions, terms and conditions of this Agreement.

                     In the case of an Involuntary Transfer, if at the end of the sixth day after the expiration of the Shareholder Option Period the total number of Covered Shares specified in all notices received by the Selling Shareholder is less than the total number of Covered Shares available under the option, then the Selling Shareholder shall not be obligated to sell the Covered Shares under this Section 3 on account of such Involuntary Transfer, but this Agreement shall continue to apply to the Covered Shares.

                      3.5  Exercise Price and Terms of Purchase Option. The total purchase price and other terms to be paid on exercise of an option granted under this section shall be determined as follows:

                      (a)   In the case of an option arising from the giving of any Offer Notice in accordance with Section 3.2, the purchase price and other terms shall be as set forth in such Offer Notice.

                      (b)   In the case of an option arising from the occurrence of a Triggering Event, the purchase price (which shall be payable in cash) shall be the Fair Market Value of one Share at the time of the Triggering Event multiplied by the number of shares being purchased. The parties to the transaction will use their best efforts to agree upon such Ready Fair Market Value within 10 days after the expiration of the Shareholder Option Period. If the parties cannot agree on a value within such 10 days, the parties shall accept the determination of an appraiser appointed by the San Francisco branch of the American Arbitration Association.

                      3.6  Time and Manner of Payment. Closing of all purchases of Covered Shares under any option granted under this Section 3 shall occur on the 30th day after the later of (i) expiration of the Shareholder Option Period, and (ii) the date of any report by an appraiser appointed pursuant to Section 3.5(b) above. On such date, each Purchasing Party shall tender the purchase price for all Covered Shares to be purchased by it under the option, and the Selling Shareholder shall deliver to each Purchasing Party the certificates representing such Covered Shares along with any signatures, endorsements and/or documents necessary to transfer good title to such Covered Shares. The failure of any party to satisfy its obligations under this Section 3.6 as to any particular transaction shall not affect the enforceability of any other transaction.

                      3.7  Tag-Along Right. In the event that, following compliance with Section 3.4(c), a Selling Shareholder reaches agreement with a non-affiliate named in the Offer Notice or a Purchaser Identification Notice (the “Third Party Purchaser”) for such Third Party Purchaser to purchase any Covered Shares, such Selling Shareholder shall deliver a written notice (a “Tag-Along Invitation Notice”) of such agreement to the Company and the Optionee Shareholder. The Tag-Along Invitation Notice shall specify (A) the name and address of the Third Party Purchaser, (B) the consideration to be paid for such Covered Shares and (C) all other material terms and conditions of such agreement. The Optionee Shareholder may elect to participate in the sale of Covered Shares to the Third Party Purchaser on the terms and conditions stated in this Section 3.7 by giving a written notice (the “Tag-Along Acceptance Notice”) to the Selling Shareholder within 20 days after receipt of the Tag-Along Invitation Notice. In the event that the Optionee Shareholder gives a Tag-Along Acceptance Notice, the Optionee Shareholder shall have the right to sell to the Third Party Purchaser, on the terms and conditions stated in the Tag-Along Invitation Notice, the number of Covered Shares owned by the Optionee Shareholder specified in the Tag-Along Acceptance Notice, but not more than that portion of the Covered Shares owned by the Optionee Shareholder which is equal to the product obtained by multiplying (i) the total number of Covered Shares which the Third Party Purchaser has agreed to purchase from the Selling Shareholder by (ii) the Optionee Shareholder’s total percentage interest in the issued and outstanding Covered Shares. Within ten days after its receipt of a Tag Along Acceptance Notice, the Selling Shareholder shall notify the Optionee Shareholder of the date on which the sale of Covered Shares to the Third Party Purchaser will be consummated, which shall be no later the later of (A) 30 days after delivery of the Tag Along Acceptance Notice and (B) the satisfaction of any governmental approval or filing requirements applicable to the sale. The Optionee Shareholder electing to participate in the sale to the Third Party Purchaser in accordance with this Section may effect its participation by delivery to the Third Party Purchaser, or to the Selling Shareholder for delivery to the Third Party Purchaser, of one or more certificates, properly endorsed for transfer or with duly executed stock powers attached, representing the Covered Shares that the Optionee Shareholder has elected to sell. At the time of consummation of the sale of Covered Shares to the Third Party Purchaser, the Third Party Purchaser shall remit directly to the Optionee Shareholder that portion of the sale proceeds which the Optionee Shareholder is entitled by reason of its participation therein.

                      3.8  Insurance. In order to facilitate any exercise (in its sole discretion) of an option granted to the Company under this Section 3 upon any death of Mr. Ogawa, the Company shall purchase and maintain term life insurance in an amount of at least $1,000,000 or its equivalent on his life for the purpose of funding the purchase of all or any portion of Mr. Ogawa’s Covered Shares pursuant to an option granted by this Section 3. The Company shall be the sole owner and named beneficiary of such policy, and neither Mr. Ogawa nor his successors shall have any right or interest therein.

                      3.9  Termination. The obligations and rights of the parties under this Section 3 shall terminate upon the written agreement of IP, the Company, and all holders of Covered Shares. The right of any party to purchase any Covered Shares pursuant to the exercise of the option set forth in Section 3.2 or 3.3 shall terminate upon any material breach of this Agreement by such party.

                      Notwithstanding the foregoing, nothing herein shall be construed as limiting the rights of any party under this Agreement arising from the breach of any term hereof. No termination of this Section 3 shall affect any other provision of this Agreement.

                      3.10  Non-Competition Agreement by Mr. Ogawa Upon His Sale of Covered Shares. In the event that Mr. Ogawa transfers a majority of the Covered Shares owned by him on the date of this Agreement to a third party in accordance with the provisions of this Section 3, IP (or any permitted transferee of IP) and/or the Company shall have the option, exerciseable within 30 days of the transfer, to require Mr. Ogawa to enter into a reasonable non-competition agreement with the Company which provides that, in return for payments of $250,000 per year for a two-year period, Mr. Ogawa will be prohibited from becoming, or being in any way associated (as officer, director, partner, shareholder or in any other capacity) with, a Competitor at any time during such two-year period.

SECTION 4.	ELECTION OF NOMINEES TO THE COMPANY'S BOARD AND APPROVAL REQUIREMENT FOR CERTAIN ACTIONS.

                      4.1  Nomination; Voting.

                     (a)    Subject to Section 4.1(b), at any election of the Company’s board of directors, whether at a meeting of shareholders or by written consent of shareholders, each of the Company’s shareholders agrees to vote all shares owned by such shareholder for the election as directors of an equal number of individuals nominated by IP (or any permitted transferee of IP under this Agreement) and directors nominated by Mr. Ogawa (or any permitted transferee of Mr. Ogawa under this Agreement). Initially, there shall be two directors nominated by IP and two directors nominated by Mr. Ogawa. Subject to Section 4.1(b), if the board of directors should at any time not include an equal number of directors nominated by IP (or such permitted transferee) and directors nominated by Mr. Ogawa (or such permitted transferee), each of the Company’s shareholders agrees to take all such action as may be necessary (including, but not limited to, the holding of a shareholders meeting for the purpose of filling any vacancy that may then exist) in order that the Board of Directors shall include an equal number of directors nominated by IP (or such permitted transferee) and directors nominated by Mr. Ogawa (or such permitted transferee).

                      (b)   If at any time a Specified Event shall occur at a time when individuals nominated by IP (or any permitted transferee of IP under this Agreement) do not constitute a majority of the board of directors of the Company, then the Company’s shareholders shall, upon the request of IP (or such permitted transferee), take all such action as may be necessary (including, but not limited to, the holding of a shareholders meeting for the purpose of increasing the number of directors and filling the vacancy thereby created) in order that the Board of Directors shall, so long as such Specified Event continues to exist, include a sufficient number of individuals nominated by IP (or such permitted transferee) such that individuals nominated by IP (or such permitted transferee) shall constitute a majority of the board of directors. As used herein, “Specified Event” means (i) the occurrence of an Event of Default under the Note Purchase Agreement or the related Subordinated Secured Notes (other than a non-payment Event of Default also constituting an Event of Default under the Company’s bank credit agreement, if the lenders under the Company’s bank credit agreement execute a written waiver of such Event of Default and the consequences thereof), (ii) the giving of a payment blockage notice with respect to the Subordinated Secured Notes by the agent under the Company’s bank credit agreement, or (iii) the making of any additional advance to the Company pursuant to the Note Purchase Agreement.

                      (c)   Without limitation on the other remedies available for the breach of this Section 4.1 or of the other provisions of this Agreement, the parties to this Agreement shall be entitled to specific performance of this Section 4.1 in the event of any actual or threatened breach of this Section 4.1.

                     4.2 Termination of Duty. The obligations of the shareholders under Section 4.1 shall terminate upon the occurrence of the earliest of the following dates or events: (i) IP’S acquisition of more than 50% of the outstanding voting stock of the Company or (ii) Mr. Ogawa’s acquisition of more than 50% of the outstanding voting stock of the Company. No termination of such obligations shall affect any other provision of this Agreement.

                      4.3  Approval Requirements for Certain Board Actions.

                     (a)    No action listed below in this paragraph (a) may be taken by the Company without the affirmative vote or written consent of all directors then in office. The actions to which this paragraph (a) applies are the following:

(1) any amendment of the Company’s Articles of Incorporation or Bylaws (other than to increase the authorized number of directors in accordance with Section 4.1);

(2) the declaration or payment of any dividend or other distribution in respect of, or the purchase or redemption of, any shares of the Company’s capital stock of any class or any options, warrants, or conversion or other rights to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for such shares;

(3) the issuance or sale of any shares of capital stock of any class or any options, warrants or conversion or other rights to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for such shares;

(4) the dissolution, liquidation or reorganization of the Company, or any merger or consolidation of the Company with another corporation or enterprise; and

(5) the entering into of any material contract, arrangement or transaction granting any rights or licenses under any trademarks, tradenames, patent rights or trade secrets or any termination, extension or amendment thereto;

                      (b)   No action listed below in this paragraph (b) may be taken by the Company without the affirmative vote or written consent of at least one director then in office who was nominated by IP. The actions to which this paragraph (b) applies are the following:

(1) the filing by the Company of a petition or application to any tribunal for, or the Company’s consenting to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official, of the Company or any substantial part of its assets, or the commencement of a voluntary case under the bankruptcy law of the United States, or any proceeding relating to the Company under the bankruptcy law of any other jurisdiction;

(2) the sale (other than the sale of assets pursuant to purchase options contained in leases of such assets in the ordinary course of business), lease (other than the lease of assets in the ordinary course of business), transfer, mortgage, pledge, encumbrance or other disposition of any portion of the business, assets or properties of the Company having a book or market value of more than $100,000 or its equivalent, or the entering into of any agreement, commitment or other arrangement therefor;

(3) the acquisition or lease of any assets or properties having a price or market value of more than $100,000 or its equivalent, or the entering into of any agreement, commitment or other arrangement therefor, except for the procurement of containers pursuant to a Company business plan approved in advance by the Company’s board of directors, with the affirmative vote or consent of at least one director nominated by IP;

(4) any investment in any other corporation, partnership, joint venture or other person, or any loan or other extension of credit (other than by lease as permitted hereby), or the entering into of any agreement, commitment or other arrangement therefor;

(5) the incurring or guarantee of any indebtedness (other than (i) indebtedness incurred under the Note Purchase Agreement or the Bank Credit Agreement as in effect on the date of this Agreement, (ii) indebtedness relating to capital expenditures previously approved by the Board of Directors, and (iii) up to $100,000 in principal amount of other indebtedness incurred during any fiscal year;

(6) the forgiveness or cancellation of any debts or claims (other than forgiveness agreements with lessees affecting less than $100,000 of indebtedness and entered into in the ordinary course of business);

(7) the entering into of any agreement, commitment or other transaction of which performance will not be completed within one year or which has a contract value exceeding $100,000 or its equivalent (other than leases of assets in the ordinary course of business) or any termination, extension or material amendment thereto;

(8) the entering into of any employment contract with any officer, director or management employee or any termination, extension or material amendment thereto;

(9) determination of or change in the compensation paid to any officer, director or management employee (other than increases in compensation for employees whose annual compensation (after any such increase) is not more than $75,000);

(10) the adoption or material amendment of any employment, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees;

(11) any change in the Company’s independent auditors or any material change in its accounting practices, policies or principles;

(12) the entering into of any contract, arrangement or transaction (other than this Agreement) with any shareholder (other than IP) or any termination, extension or amendment thereto;

(13) any material change in the business or business activity engaged in by the Company;

(14) the adoption of annual and semi-annual operating and capital budgets and plans; and

(15) any election or removal of any officer.

                      4.4  Special Approval Requirements for Certain Actions.

                      (a)   In the event that all directors then in office who were nominated by IP (or any permitted transferee of IP under this Agreement), whether or not such directors represent a majority of the Board of Directors at the time in question, shall determine unanimously by affirmative vote or written consent that the employment of Mr. Ogawa shall be terminated for cause in accordance with the terms of his employment agreement, such vote shall be sufficient to terminate such agreement, without regard to any vote by directors nominated by Mr. Ogawa.

                      (b)   In the event that all directors then in office who were nominated by Mr. Ogawa (or any permitted transferee of Mr. Ogawa under this Agreement), whether or not such directors represent a majority of the Board of Directors at the time in question, shall determine unanimously by affirmative vote or written consent that (i) certain individuals shall be designated as the Company’s nominees to the Board of Managers of Interpool/CAI LLC or (ii) the Company shall exercise its right to cause [a termination or dissolution of Interpool/CAI LLC], such vote shall be sufficient to effect such designation or to exercise such right, without regard to any vote by directors nominated by IP.

SECTION 5.	TERMINATION OF MARKETING AGREEMENTS UNDER CERTAIN CIRCUMSTANCES.

                      5.1  Right to Terminate Marketing Agreements Under Certain Circumstances. Pursuant to an Agreement dated April 29, 1998 (the “Overall Agreement”) between CAI and Interpool Limited, a subsidiary of IP, CAI and Interpool Limited have agreed, among other things, to transfer their respective marketing employees to a newly formed limited liability company to be wholly owned by Interpool Limited (the “LLC”), which will act as the exclusive marketing agent for CAI and Interpool Limited pursuant to separate Marketing Service Agreements to be entered into by each company with the LLC. The parties agree to utilize their respective best efforts in good faith to resolve any disputes that may arise in connection with such agreements. In the event that (1) Mr. Ogawa does not receive sufficient support from Interpool Limited or its former employees to effectively manage the marketing activities of the LLC as its CEO, in accordance with the Overall Agreements, or (2) in the reasonable judgment of the management of either Interpool or CAI, the marketing or economic performance of the LLC is unsatisfactory, then upon the written request of either CAI or Interpool delivered to the other party at any time within the first 12 months following the transfer of employees to the LLC, Mr. Ogawa and Interpool will cooperate in causing the mutual termination of the Marketing Service Agreements, whereupon either party may seek to rehire its former employees; provided, however, that in any such case (i) so long as Interpool Limited and CAI continue to be parties to the Operating and Administration Agreement dated the date hereof, all long term business thereafter written by CAI marketing representatives, subject to a 10% participation retention by CAI, will either be conducted by CAI, as an agent on behalf of Interpool, or offered for sale to Interpool on a right of first refusal basis (with CAI receiving the same remuneration to which it would otherwise have been entitled under Section 1.8 of the Overall Agreement), such that Interpool Limited’s ability to write long term business will not be materially impaired by reason of the terminations; (ii) CAI and Interpool shall use their best efforts (without material incremental expense (excluding any such expense reimbursed by the other party)) to restructure their marketing and other integrated activities in a manner which minimizes tax exposures for each company and complies with governmental regulatory requirements, and (iii) all such new arrangements are implemented in a manner that, in the reasonable judgment of Interpool and CAI are the most beneficial for their respective business needs, without the imposition of material incremental expense of either party.

SECTION 6.	REPRESENTATIONS AND WARRANTIES.

                      6.1  Shareholders of the Company. The Company and Mr. Ogawa hereby represent and warrant to IP that immediately prior to the date of this Agreement, the following Persons were the only Shareholders of the Company, and held the stated number of Shares and percentage of the Company’s issued and outstanding Shares:

Mr. Ogawa, Mitsui,	24,700 shares or 49.01%; 25,700 shares or 50.99%.

                     The Company and Mr. Ogawa hereby represent and warrant that there are no outstanding stock appreciation rights or other rights to compensation, bonuses or other consideration based on or relating to the value of any capital stock of the Company, or any commitments for the same, except as disclosed in Exhibit A to this Agreement.

                     6.2  Encumbrances, Liens, and other Obligations. Mr. Ogawa hereby represents and warrants that (i) he holds his Shares free and clear of al1 liens and other encumbrances other than the pledge of a portion of such Shares to Sumitomo Bank of California (“Sumitomo”), which pledge shall not be subject to the terms of this Agreement, provided however, that subject to the rights of Sumitomo under its pledge agreement with Mr. Ogawa, the shares pledged by Mr. Ogawa shall remain in all respects subject to the terms of this Agreement, and (ii) his entering into this Agreement will not cause him to be in breach of any contract or obligation applicable to him or his Shares.

                      6.3  The Company's Bylaws. The Company hereby represents and warrants that its bylaws are as set forth in Appendix 2 attached hereto.

SECTION 7.	TRANSFER; LEGEND.

                     7.1   Noncomplying Transfers Invalid. No Transfer of Covered Shares that does not comply with the terms and conditions of this Agreement shall be effective or valid for any purpose. The Company shall neither transfer nor reissue any shares in violation of this Agreement or without proof of compliance with this Agreement.

                     7.2   Transferees Bound. Any and all transferees of Covered Shares, whether or not made in accordance with this Agreement, shall be bound by all provisions of this Agreement to the extent such transferee or transferees would be bound had they been an original party hereto, and the transferred shares shall continue to be Covered Shares.

                     7.3   Legend. The Company shall cause all certificates representing Covered Shares to be legended as follows:

The Shares represented by this certificate are subject to the provisions of a Shareholders Agreement dated as of April 29, 1998 (as it may be amended from time to time) whereby the disposition of these Shares is restricted. ANY TRANSFER IN VIOLATION OF THESE RESTRICTIONS IS VOID. A copy of said Agreement is on file at the registered office of the Company where it may be inspected.

SECTION 8.	WAIVER AND RELEASE.

                     8.1  General Intention of the Parties; Rights Under Related Agreements. The Company and Mr. Ogawa recognize that IP’s stock and note investments in the Company represent a substantial allocation of capital in support of the Company. The Company and Mr. Ogawa recognize and agree that it is their intent that IP have the full opportunity to exercise all its rights and powers as shareholder, noteholder, secured party and as a party to the Related Agreements and the Related Transactions, including, without limitation the exercise of any influence or control that may result therefrom, (collectively, the “IP Rights”), and that the opportunity to exercise the IP Rights is a material element in IP’s decision to invest in the Company.

                     The Related Agreements, and applicable law, confer a wide variety of rights on the parties thereto. It is the full intent of the parties that IP and Mr. Ogawa will exercise all rights accorded them under the Related Agreements and under applicable law, and that all such rights be enforceable, fully in accordance with their terms. The rights and remedies available to IP under the Related Agreements shall in no way be impaired or limited by the fact that IP is an equity and/or debt holder in the Company and may acquire or exercise a controlling interest in the Company, or for any other reason. All such rights and remedies shall be exercisable by IP to the full extent as if no other relationship existed between IP and the Company.

                     Nothing in this Section 8.1 shall be interpreted as a waiver of, or shall diminish, the fiduciary duty of all the directors of the Company (including appointees of IP and Mr. Ogawa) to exercise their judgment for the benefit of the Company and all its shareholders.

                     8.2  Importance of this Section 8. This Section 8 is a material part of the Related Transactions, and Mr. Ogawa is entering into this Section 8 in order to induce IP to consummate the Related Transactions, recognizing that IP would not do so but for the provisions of this Section 8.

SECTION 9.	NOTICE.

                     All notices required or permitted to be given or made pursuant to this Agreement shall be deemed given when delivered in person or by telefacsimile, or, in the case of notice to an address in the United States, when mailed by express or certified mail, postage prepaid, to the parties at the addresses set forth below. Each party may specify a different address by written notice to all other parties.

The Company:	Container Applications International, Inc. Three Embarcadero Center, Suite 1850 San Francisco, CA 94111 Attention: President Fax: (415) 788-3430

IP:	Interpool, Inc. 633 Third Avenue New York, New York 10017 Attention: President Fax: (212) 986-3984

Mr. Ogawa:	Hiromitsu Ogawa c/o Container Applications International, Inc. Three Embarcadero Center, Suite 1850 San Francisco, CA 94111 Fax: (415) 788-3430

SECTION 10.	SPECIFIC ENFORCEMENT.

                     Because of the unique relationship of the parties and the Company and the unique value of their interests therein, in addition to any other remedies for breach thereof, this Agreement shall be specifically enforceable. The parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate.

SECTION 11.	ARBITRATION.

                     11.1   Arbitration Generally. Any actions, controversies, claims, disputes and other factual or legal matters in question arising out of or relating to this Agreement, or the alleged breach thereof, or arising out of any claim against IP on account of any exercise of any IP Right, including without limitation any dispute regarding the validity or scope of this arbitration provision, shall be settled by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as then in effect, except as provided herein.

                     11.2   Selection of Arbitrators. Unless the parties agree otherwise, any such arbitration shall be held in San Francisco, California, before one arbitrator who shall be selected by mutual agreement of the parties; if agreement is not reached on the selection of an arbitrator within 30 days after receipt of a demand for arbitration by the other party (the “Initial Selection Period”), then Mr. Ogawa on the one hand and IP on the other hand shall each have 30 days from the expiration of the Initial Selection Period to select an arbitrator. The two arbitrators shall select a third arbitrator who shall arbitrate the dispute. If either party does not timely select an arbitrator, the arbitrator selected by the other party shall arbitrate the dispute.

                     11.3  Scope of Arbitration. Costs and fees of the arbitrator shall be borne by the non-prevailing party, unless the arbitrator determines otherwise. The award of the arbitrator, which may include specific performance or other equitable relief, shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim, dispute or other matter would be barred by the applicable statute of limitations. Nothing in this Section 11 shall prevent a party to this Agreement from seeking preliminary injunctive or other equitable relief, pending arbitration, from a court of competent jurisdiction when the party deems such relief necessary to the interim protection of its rights under this Agreement pending arbitration and arbitration proceedings could not be completed within the time necessary for such protection.

SECTION 12.	MISCELLANEOUS.

                      12.1  Integration. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior negotiations or agreements, whether written or oral.

                      12.2  Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

                      12.3  Amendment. This Agreement may be amended only by a writing signed by the IP, the Company, and all holders of Covered Shares.

                      12.4  Counterparts. This Agreement may be executed in identical counterparts, which counterparts collectively shall constitute one and the same Agreement.

                      12.5  Severability. The provisions of this Agreement are intended to be severable and enforced to the maximum extent permitted by law. If for any reason any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then that provision shall be ineffective only to the extent of the invalidity, illegality or unenforceability and in that jurisdiction only, without in any manner affecting the validity, legality or enforceability of the unaffected portion and the remaining provisions in that jurisdiction or any provision of the Agreement in any other jurisdiction. The unaffected portion and provisions of the Agreement will be enforced to the maximum extent permitted by law.

                      12.6  Successors and Assigns. The obligations of the parties hereto shall be binding upon any successor or assign to such party. The rights of IP under this Agreement shall be assignable in whole or in part, to the extent permitted by Section 3, to any direct or remote transferee, successor or assign of IP. The rights of Mr. Ogawa under this Agreement shall be assignable in whole or in part, to the extent permitted by Section 3, to any direct or remote transferee, successor or assign of Mr. Ogawa. The rights of the Company under this Agreement are not assignable.

                      12.7  Conflicts of Interest. If at any time IP, on the one hand, or Mr. Ogawa, on the other hand, proposes to enter into any transaction or relationship which involves or could involve an actual or potential conflict of interest with the Company, IP or Mr. Ogawa, as the case may be, shall discuss with the other the proposed transaction or relationship and the pertinent terms thereof prior to entering into such transaction or relationship.

                     12.8  Amendment Upon Initial Public Offering. In the event that at any time (whether pursuant to the provisions of Section 2 or otherwise) the Company effects an initial public offering of its common stock under the Securities Act, the parties shall engage in good faith discussions regarding the amendments to this Agreement which are appropriate in connection therewith.

                      12.9  Approval. The obligations of CAI hereunder are subject to the approval of this Agreement by the Mitsui nominees on the board of directors of CAI, pursuant to a unanimous written consent which will be circulated by CAI among its directors promptly upon execution of this Agreement.

                      [SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

                     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

CONTAINER APPLICATIONS INTERNATIONAL, INC. By Name: Title: INTERPOOL, INC. By Name: Title: Mr. Hiromitsu Ogawa